Exhibit 99.1

NewsRelease

TC PipeLines, LP Cash Flow Increases in Fourth Quarter 2011

HOUSTON, Texas –February 16, 2012 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today reported fourth quarter 2011 Partnership cash flow of $83.3 million compared to $51.7 million for the same period in 2010.  For the year ended December 31, 2011, Partnership cash flow was $222.4 million, compared to $180.1 million in 2010.  Net income in the fourth quarter 2011 was $38.3 million or $0.70 per common unit, and for the year ended December 31, 2011, was $157.4 million or $3.02 per common unit.

“The Partnership’s results in 2011 demonstrate a commitment to our strategy of investing in stable, long-term assets. The addition of interests in two high-quality pipelines, GTN and Bison, diversified and strengthened our portfolio by adding new markets and new supply sources,” said Steve Becker, president of TC PipeLines GP, Inc.  “The financial performance from our portfolio demonstrates the Partnership’s solid foundations and low-risk business model.”

“We also completed a number of financing activities in 2011 including raising $337.6 million in equity, raising $350.0 million in long-term debt and increasing our short-term borrowing capacity.  Our resulting conservative capital structure positions us extremely well for pursuing future growth opportunities,” added Becker.

Full Year 2011 Highlights and Fourth Quarter Highlights (All financial figures are unaudited)

●	Full-Year Highlights:

o	Partnership cash flows of $222.4 million

o	Paid cash distributions of $154.8 million

o	Increased cash distributions paid by 3.4 percent to $3.04 per common unit

o	Net income of $157.4 million or $3.02 per common unit

o	Acquired 25 percent interest in two long-haul natural gas pipelines: Gas Transmission Northwest LLC (GTN) and Bison Pipeline LLC (Bison)

o	Raised $337.6 million in equity from a secondary issuance of common units in connection with the GTN and Bison acquisition

o	Raised $350.0 million in first public debt offering and obtained investment grade credit ratings (BBB/Baa2)

●	Fourth Quarter Highlights:

o	Partnership cash flows of $83.3 million, including a one-time cash distribution from GTN of $20.0 million related to its cash balance at the time of acquisition

o	Paid cash distributions of $42.0 million

o	Declared cash distributions of $0.77 per common unit

o	Net income of $38.3 million or $0.70 per common unit

o	Achieved rate case settlement on Tuscarora, pending Federal Energy Regulatory Commission (FERC) approval

o	Received approval from FERC on GTN rate settlement

o	Moved exchange listing to the New York Stock Exchange (NYSE) and changed trading ticker symbol to ‘TCP’

(unaudited)	Three months ended December 31,		Twelve months ended December 31,
(millions of dollars except per common unit amounts)	2011	2010	2011	2010
Partnership cash flows(a)	83.3	51.7	222.4	180.1
Cash distributions paid	(42.0)	(35.4)	(154.8)	(138.7)
Cash distributions declared per common unit(b)	$ 0.77	$ 0.75	$ 3.06	$ 2.96
Net income(c)	38.3	37.1	157.4	137.1
Net income per common unit(d)	$ 0.70	$ 0.79	$ 3.02	$ 2.91
Weighted average common units outstanding (millions)	53.5	46.2	51.1	46.2
Common units outstanding at end of period (millions)	53.5	46.2	53.5	46.2

(a) Partnership cash flows is a non-GAAP financial measure. Refer to the section entitled “Partnership Cash Flows” for further detail.

(b) The Partnership’s 2011 fourth quarter cash distribution was paid on February 14, 2012 to unitholders of record as of the close of business on January 31, 2012.

(c) Includes equity earnings from GTN and Bison from May 3, 2011, date of acquisition, to December 31, 2011.

(d) Net income per common unit is computed by dividing net income, after deduction of the General Partner’s allocation, by the weighted average number of common units outstanding. The General Partner’s allocation is computed based upon the General Partner’s effective two percent interest plus an amount equal to incentive distributions.

Recent Developments

Fourth Quarter Cash Distribution
On January  17, 2012, the Partnership announced that the board of directors of TC PipeLines GP, Inc., the Partnership’s General Partner, declared a fourth quarter 2011 cash distribution of $0.77 per common unit. This cash distribution is equivalent to the third quarter 2011 distribution and represents a 2.7 percent increase from the $0.75 per common unit paid in fourth quarter 2010.  The distribution was paid on February 14, 2012 to unitholders of record as of the close of business on January 31, 2012.

Northern Border and Great Lakes Contracting
As a result of recent re-contracting activity, Northern Border's long-haul capacity is substantially contracted through March 2013.

Although Great Lakes has historically been fully contracted, Great Lakes currently has approximately 75 percent of its long-haul capacity contracted through to October 31, 2012.  Great Lakes' ability to sell its current and future available capacity will depend on future market conditions which are impacted by a number of factors including, weather for the remainder of the winter and into the summer months, levels of natural gas in storage, the price of natural gas liquids and the associated impact to North American natural gas production, and the results of TransCanada's tolls hearing.

Tuscarora Rate Proceeding
On December 23, 2011, Tuscarora filed with the FERC for approval of a rate settlement with shippers and regulators regarding new rates for Tuscarora to be effective January 1, 2012.  On February 6, 2012, the Administrative Law Judge assigned to the case certified the settlement proposal and made a recommendation that the FERC approve the settlement.  The settlement includes three year contract extensions to the term of a number of contracts with Tuscarora’s largest customer and is expected to reduce Tuscarora's annual revenue by approximately $6 million.  Net income is expected to be reduced by $3 million as a result of lower depreciation rates and the lower revenue.

GTN Rate Settlement
On August 12, 2011, GTN filed a petition with the FERC for approval of a Stipulation and Agreement of Settlement (GTN Settlement) with shippers and regulators regarding GTN’s rates, terms and conditions of service.  In November 2011, the FERC approved the GTN Settlement without modification, effective January 1, 2012.  The GTN Settlement includes a moratorium on the filing of future rate proceedings until December 31, 2015.  Following the expiration of the moratorium GTN must file a rate case with new rates to be effective January 1, 2016.  GTN’s new rates were determined in a settlement, reflecting GTN's rate base, revenue requirement and contract levels.  The impact to the Partnerships' proportionate share of GTN's annual revenues could result in a decrease of as much as approximately $5 million, potentially offset by additional sales of discretionary volumes.

Northern Border Princeton Lateral
In November 2011, the Princeton Lateral went into service on Northern Border.  The lateral is fully subscribed for a ten year term. The total cost of the project is approximately $19 million.  The Partnership made an equity contribution of approximately $5 million to fund this project.

Partnership Cash Flows

The Partnership uses the non-GAAP financial measures “Partnership cash flows” and “Partnership cash flows before General Partner distributions” as they provide measures of cash generated during the period to evaluate our cash distribution capability. Management also uses these measures as a basis for recommendations to our General Partner’s board of directors regarding the distribution to be declared each quarter. Partnership cash flow information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance.

Partnership cash flows include cash distributions from the Partnership’s equity investments, Great Lakes, Northern Border, GTN and Bison, plus operating cash flows from the Partnership’s wholly-owned subsidiaries, North Baja and Tuscarora, net of Partnership costs and distributions declared to the General Partner.

Partnership cash flows and Partnership cash flows before General Partner distributions are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP.

Fourth Quarter 2011
Partnership cash flows increased $31.6 million to $83.3 million in the fourth quarter of 2011 compared to $51.7 million in the same period of 2010. This increase was primarily due to a $20.0 million one-time cash distribution from GTN as well as cash distributions received from GTN and Bison for the second and third quarters.  These cash flows were partially offset by decreased cash distributions from Great Lakes of $1.7 million and Northern Border of $2.3 million and higher costs at the Partnership level of $2.5 million relating to higher financial charges.

The Partnership paid distributions of $42.0 million in the fourth quarter of 2011, an increase of $6.6 million compared to the same period in 2010 due to an increase in the number of common units outstanding, and an increase of $0.02 per common unit paid beginning in the third quarter of 2011.

Net Income

To supplement our financial statements, we have presented a comparison of the earnings contribution from each of our investments. We have presented net income in this format to enhance investors’ understanding of the way management analyzes our financial performance. We believe this summary provides a more meaningful comparison of our net income to prior year periods, as we account for our partially-owned pipeline systems using the equity method. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP.

(unaudited)	Three months ended December 31,		Twelve months ended December 31,
(millions of dollars)	2011	2010	2011	2010
Equity earnings:
Great Lakes	10.2	14.7	59.5	58.7
Northern Border	19.1	19.5	75.5	67.3
GTN(a)	4.4	-	11.5	-
Bison(a)	3.3	-	7.0	-
Net income from Other Pipes(b)	10.2	9.3	40.9	36.9
Partnership expenses	(8.9)	(6.4)	(37.0)	(25.8)
Net income	38.3	37.1	157.4	137.1

(a) Represents equity earnings from May 3, 2011, date of acquisition, to December 31, 2011.

(b) “Other Pipes” includes the results of North Baja and Tuscarora.

Fourth Quarter 2011
Net income increased $1.2 million to $38.3 million in the fourth quarter of 2011 compared to $37.1 million in the same period in 2010. This increase was primarily due to earnings from the 25 percent interests in GTN and Bison, which were acquired in May 2011, and higher earnings from Other Pipes, partially offset by lower equity income from Great Lakes and higher financing costs.

Equity income from Great Lakes was $10.2 million in the fourth quarter of 2011, a decrease of $4.5 million compared to $14.7 million for the same period in 2010. This decrease was primarily due to decreased transmission revenues resulting from decreased sales of long-haul capacity.

Net income from Other Pipes was $10.2 million in the fourth quarter of 2011, an increase of $0.9 million compared to $9.3 million for the same period in 2010.  This increase was primarily due to higher revenues earned at North Baja due to the completion of the Yuma Lateral in March 2011.

Costs at the Partnership level were $8.9 million in the fourth quarter of 2011, an increase of $2.5 million compared to $6.4 million for the fourth quarter of 2010. This increase was primarily due to higher financial charges in 2011 resulting from higher average debt outstanding.

Liquidity and Capital Resources

In fourth quarter 2011, the Partnership’s $300.0 million senior term loan was repaid, and was refinanced with a draw on the Partnership’s senior revolving credit facility.  At December 31, 2011, there was $363.0 million outstanding on the $500.0 million senior revolving credit facility.  The average interest rate on the senior credit facility was 3.5 percent for the three months ended December 31, 2011, including the impact of interest rate hedging activity. No interest rate hedges are currently in place.

The Partnership was in compliance with the covenants of the credit agreement at December 31, 2011.

Conference Call
Analysts, members of the media and other interested parties are invited to participate in a teleconference by calling 866.225.0198 on Friday, February 17, 2012 at 11:00 a.m. central daylight time (CDT)/12 p.m. eastern daylight time (EDT). Steve Becker, president of the General Partner, will discuss the fourth quarter 2011 financial results and provide an update on the Partnership’s business developments, followed by a question and answer session for the investment community and media. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. Slides for the presentation will be posted on the Partnership’s website under “Event and Presentations” prior to the webcast.

A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. (CDT) and midnight (EDT) on February 24, 2012, by calling 800.408.3053, then entering pass code 6220304.

TC PipeLines, LP (NYSE: TCP) has interests in over 5,550 miles of federally regulated U.S. interstate natural gas pipelines which serve markets across the United States and Eastern Canada. This includes significant interests in Great Lakes Gas Transmission Limited Partnership and Northern Border Pipeline Company as well as 25 percent ownership interest in each of Gas Transmission Northwest LLC, and Bison Pipeline LLC. TC PipeLines, LP also has 100 percent ownership of North Baja Pipeline, LLC and
Tuscarora Gas Transmission Company. TC PipeLines, LP is managed by its General Partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada
Corporation (NYSE: TRP). TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP.  For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information
This news release contains forward-looking statements regarding expectations of future events and results.  TC PipeLines, LP believes that these statements are based on reasonable assumptions made with current and complete information but there is no guarantee that expectations of future results will be achieved.  These expectations are subject to a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from those expressed or implied in this release are described in TC PipeLines, LP’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission (SEC).   These filings are available to the public over the Internet at the SEC’s website (www.sec.gov) and at TC PipeLines, LP’s website (www.tcpipelineslp.com).  TC PipeLines, LP disclaims any intention or obligation to publicly update or revise any forward-looking statements to account for new information, future results or any other reason.

Media Inquiries:	Terry Cunha/Shawn Howard	403.920.7859
Unitholder and Analyst Inquiries:	Lee Evans	877.290.2772 investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statement of Income

(unaudited)	Three months ended December 31,		Twelve months ended December 31,
(millions of dollars except per common unit amounts)	2011	2010	2011(a)	2010

Equity earnings from unconsolidated affiliates (a)	37.0	34.2	153.5	126.0
Transmission revenues	17.9	17.3	70.4	69.1
Operating expenses	(4.7)	(3.2)	(14.6)	(13.0)
General and administrative	(0.9)	(1.1)	(8.7)	(4.4)
Depreciation	(3.8)	(3.8)	(15.2)	(15.0)
Financial charges and other	(7.2)	(6.3)	(28.0)	(25.6)
Net income	38.3	37.1	157.4	137.1

Net income allocation
Common units	37.6	36.4	154.3	134.4
General partner	0.7	0.7	3.1	2.7
	38.3	37.1	157.4	137.1

Net income per common unit	$0.70	$0.79	$3.02	$2.91

Weighted average common units outstanding (millions)	53.5	46.2	51.1	46.2

Common units outstanding, end of the period (millions)	53.5	46.2	53.5	46.2

(a) Includes equity earnings from GTN and Bison from May 3, 2011, date of acquisition, to December 31, 2011.

Consolidated Condensed Balance Sheet

(unaudited)
(millions of dollars)	December 31, 2011	December 31, 2010
ASSETS
Current assets	38.3	12.3
Investment in unconsolidated affiliates	1,609.5	1,194.8
Other assets	434.2	443.4
	2,082.0	1,650.5

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	6.1	9.0
Other liabilities	0.4	15.1
Long-term debt, including current portion	742.5	513.9
Partners' equity	1,333.0	1,112.5
	2,082.0	1,650.5

Non-GAAP Measures
Reconciliations of Net Income to Partnership Cash Flows

(unaudited)	Three months ended December 31,		Twelve months ended December 31,
(millions of dollars except per common unit amounts)	2011	2010	2011	2010
Net income(a)	38.3	37.1	157.4	137.1
Add:
Cash distributions from Great Lakes(b)	16.4	18.1	72.9	69.2
Cash distributions from Northern Border(b)	26.0	28.3	99.1	86.0
Cash distributions from GTN(b)	32.6	-	32.6	-
Cash distributions from Bison(b)	5.6	-	5.6	-
Cash flows provided by Other Pipes' operating activities	12.4	12.4	52.3	53.5
	93.0	58.8	262.5	208.7
Less:
Equity earnings from unconsolidated affiliates	(37.0)	(34.2)	(153.5)	(126.0)
Other Pipes' net income	(10.2)	(9.3)	(40.9)	(36.9)
	(47.2)	(43.5)	(194.4)	(162.9)
Partnership cash flows before General Partner distributions	84.1	52.4	225.5	182.9
General Partner distributions(c)	(0.8)	(0.7)	(3.1)	(2.8)
Partnership cash flows	83.3	51.7	222.4	180.1
Cash distributions declared	(42.0)	(35.4)	(161.4)	(139.6)
Cash distributions declared per common unit(d)	$ 0.77	$ 0.75	$ 3.06	$ 2.96
Cash distributions paid	(42.0)	(35.4)	(154.8)	(138.7)
Cash distributions paid per common unit(d)	$ 0.77	$ 0.75	$ 3.04	$ 2.94

(a) Includes equity earnings from GTN and Bison from May 3, 2011, date of acquisition, to December 31, 2011.

(b) In accordance with the cash distribution policies of the respective pipeline systems, cash distributions from Great Lakes, Northern Border, GTN and Bison are based on their respective prior quarter financial results. In fourth quarter 2011, GTN distributed $4.9 million and $7.7 million for the second and third quarters, respectively, and Bison distributed $2.7 million and $2.9 million for the second and third quarters, respectively.  In addition, in fourth quarter 2011, GTN paid a one-time distribution of $20.0 million related to its cash balance at the time of acquisition.

(c) General Partner distributions represent the cash distributions declared to the General Partner with respect to its effective two percent interest plus an amount equal to incentive distributions.

(d) Cash distributions declared per common unit and cash distributions paid per common unit are computed by dividing cash distributions, after the deduction of the General Partner's allocation, by the number of common units outstanding. The General Partner's allocation is computed based upon the General Partner's effective two percent interest plus an amount equal to incentive distributions.

Operating Statistics

	Three months ended December 31,		Twelve months ended December 31,
(unaudited)	2011	2010	2011	2010
Great Lakes
Volumes:
Average daily scheduled volumes(a) (million cubic feet per day)	1,775	2,371	2,274	2,203
Capital expenditures(b) (millions of dollars):
Maintenance	5.0	4.1	9.0	8.0
Growth	1.7	2.4	2.4	6.0
Northern Border
Volumes:
Average daily scheduled volumes(a) (million cubic feet per day)	2,842	2,650	2,660	2,471
Capital expenditures(b) (millions of dollars):
Maintenance	5.1	3.3	16.8	5.4
Growth	6.2	2.3	12.9	4.5
GTN
Volumes:
Average daily scheduled volumes(a)(c) (million cubic feet per day)	1,958	2,222	1,861	2,198
Capital Expenditures(b)(d) (millions of dollars):
Maintenance	9.9	-	12.7	-
Growth	0.3	-	0.8	-
Bison (a)
Capital Expenditures(b)(d) (millions of dollars):
Maintenance	-	-	0.8	-
Growth	22.0	-	40.4	-
North Baja(a)
Capital expenditures(b) (millions of dollars):
Maintenance	-	-	0.3	0.2
Growth	-	0.4	0.4	8.9
Tuscarora(a)
Capital expenditures(b) (millions of dollars):
Maintenance	0.1	-	0.4	0.2
Growth	-	-	-	-

(a) Average daily scheduled volumes represent volumes of natural gas, irrespective of path or distance transported, from which variable usage fee revenue is earned. Average daily scheduled volumes are not presented for Bison, North Baja and Tuscarora as cash flows and net income from these investments are primarily underpinned by long-term firm contracts and do not vary significantly with changes in utilization.

(b) Represents 100 percent of the asset's capital expenditures.

(c) The interest in GTN was acquired on May 3, 2011. Average daily scheduled volumes for periods prior to May 3, 2011 are presented for comparative information purposes only.

(d) Represents capital expenditures for GTN and Bison from May 3, 2011, date of acquisition, to December 31, 2011.